Exhibit 3.1

                                   AMENDED AND
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          DISCOVERY TECHNOLOGIES, INC.

Discovery Technologies, Inc. (formerly known as Discovery Systems, Inc. and also formerly known as Videophone, Inc.) a Kansas corporation (the "Corporation"), was incorporated on February 6, 1987, by filing its original Articles of Incorporation with the Secretary of State of Kansas. These Amended and Restated Articles of Incorporation were duly adopted pursuant to resolution by the Board of Directors on January 3, 2007 and by the affirmative vote of more than a majority of the outstanding common shares of the Company at a meeting of shareholders held February 15, 2007 in accordance with the provisions of Section 17-6605 of the Kansas Statutes Annotated, as amended,.

                                    ARTICLE I
                                    ---------

         The name of this corporation shall be DISCOVERY TECHNOLOGIES, INC.

                                   ARTICLE II
                                   ----------

         The address of this corporation's registered office in the State of Kansas shall be 6740 W. 121st Street, Suite 100 Overland Park, Kansas. The registered agent of the corporation shall be Fred Kahn.

                                   ARTICLE III
                                   -----------

         The total authorized shares of this corporation shall consist of Eight Hundred Million (800,000,000) voting common shares all shares are to be without par value.

                                   ARTICLE IV
                                   ----------

         The purpose of this corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

                                    ARTICLE V
                                    ---------

         Shareholders shall have no rights, preemptive or otherwise, to acquire any part of any un-issued shares or other securities of this corporation or of any rights to purchase shares or other securities of this corporation before the corporation may offer them to other persons.

                                   ARTICLE VI
                                   ----------

         The number of directors which shall constitute the whole Board of Directors shall be determined from time to time by resolution of the Board of Directors or by the shareholders. Elections of directors need not be by written ballot.

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                                   ARTICLE VII
                                   -----------

         The power to adopt, amend or repeal the Bylaws of this corporation is hereby conferred upon the Board of Directors to the full extent permitted by law, subject, however, to the power of the shareholders of this corporation to adopt, amend or repeal Bylaws.

                                  ARTICLE VIII
                                  ------------

         A director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Company or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) under the provisions of K.S.A. 17-6424, and amendments thereto or; (iv) liability for any transaction from which the director derived an improper personal benefit. If the Kansas General Corporation Code, hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of the director of the Company in addition to the limitation or personal liability provided herein, shall be limited to the fullest extent permitted by the amended Kansas General Corporation Code. Any repeal or modification of this Article by the shareholders of the Company shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.



         IN WITNESS WHEREOF, we have hereunto set our hands this 15th day of February, 2007.




                                            ____________________________________
                                            Michael Friess, President



                                            ____________________________________
                                            John Venette, Secretary, Treasurer